Exhibit 10.12

MAJORITY SHAREHOLDER STATEMENT

Affected by the worldwide financial crisis, New Oriental Energy & Chemical Corp. failed to raise the capital from stock market as planed to complete the infrastructure of the 200,000 tons methanol production line. Due to the shortage of the capital, the production line infrastructure is not completed but New Oriental Energy & Chemical Corp. had input over RMB200M into the construction. The use of funds for the infrastructure induced the shortage of the working capital of our company.

But myself and company’s management, also our shareholders believe that the difficulties is temporary. After almost two years of the bear market for our products, the market price for all our products increased tremendously from August and all the products manufacture are profitable. The market proves the opportunity for company’s operation. As the majority shareholder of New Oriental Energy & Chemical Corp., My affiliated company and myself as individual had combined input into company RMB90M accumulatively up to today. I hereby make the commitment that I extend the term of these loans for another year and I will not demand the return of the loan unless New Oriental Energy & Chemical Corp.’s financial status fully recovered and has the capacity to return the loan. I also commit that my affiliated company and mys elf will continuously support the capital of New Oriental Energy & Chemical Corp., I will also use my political influence as member of the National Committee of CPPCC to coordinate with government agencies and financial institutions to enforce the government support to NOEC, to incentive the M&A with capital extensive companies and to use my affiliated company to act as the guarantor for NOEC’s loans.

Xingyang Hongchang Channel Gas Engineering Co., Ltd.
CEO: Chen Siqiang
Nov 15, 2010